Exhibit 99.1

              Innovex Announces Fiscal 2005 Second Quarter Results

     MAPLE PLAIN, Minn.--(BUSINESS WIRE)--April 18, 2005--Innovex (Nasdaq:INVX) today reported revenue of $52.7 million for the fiscal 2005 second quarter ending March 31, 2005, an increase of 34% from $39.3 million for the prior year period. The Company's net loss in the second quarter of fiscal 2005 of $14.0 million or $0.73 per share includes a restructuring charge of $466,000 and a $9 million, non-cash deferred income tax asset write-down. Excluding the restructuring charge and the deferred income tax asset write-down, the net loss was $0.24 per share. The restructuring charge is related to the Company's previously announced plan to close its Maple Plain facility, transfer operations to the Company's Lamphun, Thailand and Litchfield, Minnesota facilities and phase out the Flex Suspension Assembly (FSA) attachment operation. The Company had net income of $137,000 or $0.01 per share in its fiscal 2004 second quarter.
     At the high end of the Company's preliminary guidance issued on March 22, 2005, revenue for the second quarter was $52.7 million, representing sequential growth of 32% from $40 million for the fiscal 2005 first quarter. The growth in revenue reflects strong Flat Panel Display (FPD) and FSA demand. The Company began ramping several new FPD programs during the quarter, helping drive FPD revenue to $8.7 million for the quarter. FSA revenue was $35 million reflecting continued strong demand for current generation disk drives coupled with the ramp-up of new applications. Revenue growth was also accelerated by high pass-through material content associated with the assembly of components required for many of the new FPD and FSA products.
     Fiscal 2005 second quarter gross margins were 2.9% as compared to 14.2% for the fiscal 2004 second quarter. The lower than expected gross margin reflects numerous start-up issues and inefficiencies caused by the sharp increase in new products entering production during the quarter and higher than expected pass-through material content. In light of the lower than expected operating results for its second quarter, the Company re-evaluated the carrying value of its deferred tax asset and determined that a non-cash write-down of the asset was appropriate. As a result, an additional tax expense of approximately $9 million was recorded during the fiscal 2005 second quarter instead of the previously expected tax benefit.
     FSA products constituted 67% of the Company's net sales for the quarter, Actuator Flex circuit (AFC) revenue was 10%, FPD product revenue was 17%, integrated circuit packaging application revenue was 3% and network system application revenue was 3%.
     In its fiscal 2005 third quarter, the Company expects revenue between $53 and $57 million and gross and operating margins are expected to improve over the fiscal 2005 second quarter.
     "We are encouraged by the strong new business growth experienced during the quarter, especially the growth in our FPD business," commented William P. Murnane, Innovex's President and Chief Executive Officer. "Our inability to ramp efficiently was disappointing, but we are confident we will experience continued business growth and margin improvement in the June quarter as we continue to focus on aggressively improving operating efficiencies and cost."
     Accounts receivable increased by $9 million, inventories increased by $3 million and accounts payable increased by $7 million during the quarter, primarily as a result of the dramatic increase in FPD and FSA revenue during the quarter. Capital expenditures of $8.5 million for the fiscal 2005 second quarter principally reflect expenditures related to the expansion of the Company's Thailand operations.
     "We expect to begin utilizing our expanded Thailand facilities late in our fiscal 2005 third quarter and begin seeing cost savings related to the expansion and the closure of our Maple Plain operation in late 2005 after the Maple Plain operations have been transferred to Thailand and Litchfield," stated Tom Paulson, Innovex's Chief Financial Officer. "Including the April 15, 2005 $3 million expansion of our U.S. based credit facilities and the remaining $33 million capacity on our Thailand credit facilities, we have the capital resources needed to complete our Thailand expansion and to adequately fund the working capital needs related to our significant revenue increase."

     Restructuring

     An additional $466,000 restructuring charge was recorded in the fiscal 2005 second quarter as part of the Company's previously announced restructuring plan to close its Maple Plain facility and transfer operations to its Lamphun, Thailand and Litchfield, Minnesota facilities. Additional charges of up to $4.4 million are expected to complete this planned restructuring. $15.6 million of the expected $20 million total charges related to this restructuring have been recorded through March 31, 2005. The remaining expected restructuring charges will be recorded as the liabilities are incurred over the next 6 months. The Company's restructuring plan is progressing on schedule with the Maple Plain facility expected to remain in operation into the fiscal 2005 fourth quarter, as operations will begin to be transferred late in the fiscal 2005 third quarter. The Company continues to expect annual operating cost savings of $8 to $9 million related to the restructuring.

     Live Webcast

     Innovex will conduct a conference call and web cast for investors beginning at 10:00 a.m. Central Daylight Time (CDT) on Tuesday, April 19, 2005. During the conference call, Mr. Murnane and senior managers will discuss the Company's future product, revenue, mix and margin expectations along with historical results.
     To listen to the live conference call, dial (785) 832-2422 and ask for conference ID "Innovex." The live web cast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available on Tuesday, April 19 beginning at 12:00 p.m. through 11:59 p.m. EDT on Thursday, April 21. To access the replay, dial (402) 220-2555 and ask for conference ID "Innovex." The web cast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

     About Innovex, Inc.

     Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

     Safe Harbor for Forward Looking Statements

     Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


                            INNOVEX, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                            (In thousands)

                                         Three Months Ended March 31,
                                         -----------------------------
                                              2005           2004
                                         -------------- --------------

Net sales                                      $52,725        $39,265
Costs and expenses:
 Cost of sales                                  51,217         33,708
 Selling, general and administrative             4,172          4,289
 Engineering                                     1,875          1,681
 Restructuring charges                             466              -
 Net interest expense                              347            176
 Net other (income) expense                       (302)          (204)
                                         -------------- --------------
Income (loss) before income taxes               (5,050)          (385)

Provision for income taxes                       9,000           (522)
                                         -------------- --------------

Net income (loss)                             ($14,050)          $137
                                         ============== ==============

Net income (loss) per share:
    Basic                                       ($0.73)         $0.01
                                         ============== ==============
    Diluted                                     ($0.73)         $0.01
                                         ============== ==============

Weighted average shares outstanding:
    Basic shares                                19,150         19,020
                                         ============== ==============
    Diluted shares                              19,150         19,678
                                         ============== ==============


                                          Six Months Ended March 31,
                                         -----------------------------
                                              2005           2004
                                         -------------- --------------

Net sales                                      $92,766        $83,608
Costs and expenses:
 Cost of sales                                  87,359         69,327
 Selling, general and administrative             8,043          9,246
 Engineering                                     3,584          3,432
 Restructuring charges                             809              -
 Net interest expense                              557            335
 Net other (income) expense                       (885)          (251)
                                         -------------- --------------
Income (loss) before income taxes               (6,701)         1,519

Provision for income taxes                       8,357           (212)
                                         -------------- --------------

Net income (loss)                             ($15,058)        $1,731
                                         ============== ==============

Net income (loss) per share:
    Basic                                       ($0.79)         $0.09
                                         ============== ==============
    Diluted                                     ($0.79)         $0.09
                                         ============== ==============

Weighted average shares outstanding:
    Basic shares                                19,139         18,979
                                         ============== ==============
    Diluted shares                              19,139         19,720
                                         ============== ==============


                            INNOVEX, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                           March 31,    September 30,
Assets                                        2005           2004
                                         -------------- --------------
 Cash and short-term investments                $7,964        $14,422
 Accounts receivable, net                       34,495         27,248
 Inventory                                      20,394         12,223
 Other current assets                            2,736          3,612
----------------------------------------------------------------------
    Total current assets                        65,589         57,505
 Property, plant and equipment, net             65,231         53,538
 Intangible & other assets, net                  6,261          5,729
 Deferred income taxes long term                 5,476         12,975
----------------------------------------------------------------------
     Total assets                             $142,557       $129,747
                                         ============== ==============


Liabilities and Stockholders' Equity
 Current liabilities                           $51,393        $31,643
 Long-term debt                                 18,970         11,022
 Stockholders' equity                           72,194         87,082
----------------------------------------------------------------------
     Total liabilities and stockholders'
      equity                                  $142,557       $129,747
                                         ============== ==============


                            INNOVEX, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)

                                          Six months ended March 31,
                                         -----------------------------
                                              2005           2004
                                         -------------- --------------
Cash Flows From Operating Activities:
  Net income (loss)                           ($15,058)        $1,731
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
      Depreciation and amortization              5,853          5,779
      Restructuring charges                        809              -
      Other non-cash items                       8,710            (64)
      Changes in operating assets and
       liabilities:
         Accounts receivable                    (7,248)        (2,385)
         Inventories                            (8,172)        (5,135)
         Deferred income taxes                       -           (412)
         Other current assets                     (909)          (740)
         Accounts payable                       10,782          2,300
         Other current liabilities                 326            172
                                         -------------- --------------
Net cash provided by (used in) operating
 activities                                     (4,907)         1,246

Cash Flows From Investing Activities:
     Capital expenditures                      (17,544)        (4,597)
     Proceeds from sale of assets                    4             60
                                         -------------- --------------
Net cash used in investing activities          (17,540)        (4,537)

Cash Flows From Financing Activities:
   Net long-term debt activity                   8,074         (3,438)
   Net line of credit activity                   7,745              -
   Proceeds from exercise of stock
    options                                        101            700
   Proceeds from employee stock purchase
    plans                                           69            204
                                         -------------- --------------
   Net cash provided by (used in)
    financing activities                        15,989         (2,534)
                                         -------------- --------------
Increase (decrease) in cash and
 equivalents                                    (6,458)        (5,825)
Cash and equivalents at beginning of
 period                                         14,422         21,607
                                         -------------- --------------
Cash and equivalents at end of period           $7,964        $15,782
                                         ============== ==============


     CONTACT: Innovex, Inc., Maple Plain
              Tom Paulson, 763-479-5300
              or
              Douglas W. Keller, 763-479-5300
              Facsimile: 763-479-5395
              Internet: http://www.innovexinc.com